Exhibit 99.1

FOR IMMEDIATE RELEASE Joint Press Release

OceanFirst Financial Corp. and Cape Bancorp, Inc.

Receive Stockholder Approvals for Merger

TOMS RIVER, NEW JERSEY and CAPE MAY COURT HOUSE, NEW JERSEY, April 26, 2016 - OceanFirst Financial Corp. (“OceanFirst”) (NASDAQ:OCFC), headquartered in Toms River, New Jersey, and Cape Bancorp, Inc. (“Cape”) (NASDAQ:CBNJ), headquartered in Cape May Court House, New Jersey, jointly announced that the companies have received the requisite stockholder approvals for the merger of the two companies that was announced on January 5, 2016. As previously announced, the required regulatory approvals for the proposed transaction have been obtained. OceanFirst and Cape expect the transaction to close on May 2, 2016.

Upon completion of the transaction, it is estimated that OceanFirst and Cape will have combined assets of $4.2 billion, loans of $3.2 billion, and deposits of $3.2 billion. The combined company is expected to have 50 branches throughout Ocean, Monmouth, Middlesex, Atlantic, Cape May, Cumberland and Gloucester counties, New Jersey.

OceanFirst President and Chief Executive Offer, Christopher D. Maher, said, “We are pleased to announce all of the necessary approvals to complete the merger with Cape have been received, including the overwhelming support of the stockholders of both companies. We look forward to welcoming the Cape stockholders, customers and employees into the OceanFirst family on May 2nd and appreciate the opportunity to serve our neighbors in communities throughout central and southern New Jersey.”

Cape President and Chief Executive Officer, Michael D. Devlin, added, “I am excited that we will be merging the Cape organization with OceanFirst to create the largest New Jersey based community bank operating in the central and southern area of our state. Our combined presence will allow us to provide added value to our customers, the communities we serve, and our stockholders for many years to come.”

975 Hooper Avenue  ●  Toms River, NJ 08753  ●  732.240.4500 tel  ●  wwwoceanfirst.com

About OceanFirst Financial Corp.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $2.6 billion in assets and 28 branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

About Cape Bancorp, Inc.

Cape Bancorp, Inc. is the holding company for Cape Bank, a full service institution providing a complete line of high quality banking services to small and mid-sized businesses, professionals and individuals located in its primary market area of Atlantic, Cape May, Cumberland and Gloucester Counties, New Jersey. Cape Bank offers a full menu of deposit and lending options designed to fit any need. The goal of Cape Bank is to develop strong customer relationships providing these services through its 22 branches. Cape Bancorp, Inc. is headquartered in Cape May Court House, New Jersey.

Forward-Looking Statements

This joint press release contains forward-looking statements. These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to satisfy customary closing conditions; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor Cape assumes any duty and does not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that OceanFirst or Cape anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in Cape’s Annual Report on Form 10-K, those disclosed in OceanFirst’s and Cape’s respective other periodic reports filed with the Securities and Exchange Commission (the “SEC”), those included in the joint proxy statement/prospectus that OceanFirst and Cape have mailed to their respective stockholders, as well as the possibility: that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, OceanFirst’s and Cape’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; that customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers, employees and other constituents to the transaction; and diversion of management time on merger-related matters. For any forward-looking statements made in this press release or in any documents, OceanFirst and Cape claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

975 Hooper Avenue  ●  Toms River, NJ 08753  ●  732.240.4500 tel  ●  wwwoceanfirst.com

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Additional Information about the Transaction

This joint press release is being made in respect of the proposed transaction involving OceanFirst and Cape. This communication shall not constitute an offer to sell or the solicitation of any offer to buy any securities. In connection with the proposed transaction, OceanFirst has filed with the SEC and the SEC has declared effective, a definitive Registration Statement (File No. 333-209590) on Form S-4 containing a joint proxy statement/prospectus and other documents regarding the proposed transaction. Before making any investment decision, the respective investors and stockholders of OceanFirst and Cape are urged to carefully read the entire joint proxy statement/prospectus that OceanFirst and Cape have mailed to their respective stockholders and any other relevant documents filed by either company with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about OceanFirst, Cape and the proposed transaction. Copies of the joint proxy statement/prospectus may be obtained free of charge at the SEC’s website at http://www.sec.gov, or by directing a request to OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08753, Attn: Jill Apito Hewitt, Senior Vice President and Investor Relations Officer or Cape Bancorp, Inc., 225 North Main Street, Cape May Court House, New Jersey 08210, Attn: Michael D. Devlin, President and Chief Executive Officer.

Contacts:

For OceanFirst Financial Corp.:

Jill A. Hewitt, 732-240-4500

Senior Vice President and Investor Relations Officer

or

For Cape Bancorp, Inc.:

Michael D. Devlin, 609-465-5600

President and Chief Executive Officer

975 Hooper Avenue  ●  Toms River, NJ 08753  ●  732.240.4500 tel  ●  wwwoceanfirst.com